FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports Full Year 2023 Results

TKO Transaction Highlights

On September 12, 2023, Endeavor and WWE closed the transaction to combine UFC and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. The reported results presented in this earnings release cover the period from January 1, 2023 through December 31, 2023 for UFC and the period from September 12, 2023 through December 31, 2023 for WWE.

Full Year 2023 Highlights and Recent Developments

•	The UFC segment delivered record financial results. Revenue increased 13% to $1.3 billion and Adjusted EBITDA[1] increased 11% to $756 million
•

UFC live events revenue increased 34% to a record $168 million, driven by growth in ticket revenues and site fees. UFC held 43 events that generated significant viewership gains and set several all-time records for gross revenue at respective arenas

•	UFC sponsorship revenue increased 18% to a record $196 million, driven by new brand partners and renewal increases
•	UFC celebrated its 30th anniversary with a series of events commemorating its history and current standing as the world’s premier mixed martial arts organization
•	Each WWE premium live event set a viewership record; total WWE domestic viewership and hours viewed on Peacock increased 25% and 22%, respectively, as compared to the prior year
•	WWE live event average attendance increased 34%
•	In January 2024, WWE entered into a long-term media rights agreement with Netflix beginning in January 2025 for Raw in the United States and all WWE shows and specials outside the United States

Full Year 2024 Guidance

•	The Company is targeting revenue of $2.575 billion to $2.650 billion
•	The Company is targeting Adjusted EBITDA of $1.150 billion to $1.170 billion
•	The Company is targeting Free Cash Flow Conversion[2] in excess of 50%

New York, NY, February 27, 2024 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its year ended December 31, 2023. The reported results presented in this earnings release cover the period from January 1, 2023 through December 31, 2023 for Ultimate Fighting Championship (“UFC”) and the period from September 12, 2023 through December 31, 2023 for World Wrestling Entertainment, Inc. (“WWE”).

“TKO is off to a strong start following record financial performance in 2023 at both UFC and WWE,” said Ariel Emanuel, CEO of TKO. “We secured Anheuser-Busch as the official beer partner of UFC,

delivered a transformative deal to bring WWE’s Raw to Netflix beginning in 2025, and expanded our international footprint in important growth markets. We have more conviction than ever in the combination of these businesses and TKO’s ability to drive topline growth and margin expansion, generate meaningful free cash flow, and deliver sustainable long-term value for shareholders.”

Full Year Consolidated Results

Revenue increased 47%, or $534.9 million, to $1.7 billion. The increase reflected an increase of $152.1 million at UFC, to $1.3 billion, and the contribution of $382.8 million of revenue at WWE associated with the period from September 12, 2023 through December 31, 2023.

Net Income was $175.7 million, a decrease of $213.3 million from $389.0 million in the prior year period. The decrease primarily reflected an increase in operating expenses partially offset by the increase in revenue. The increase in operating expenses primarily reflected an increase in selling, general and administrative expenses of $339.0 million, an increase in direct operating costs of $189.0 million, an increase in depreciation and amortization of $104.6 million, and an increase in interest expense of $99.4 million. To a lesser extent, higher income taxes also contributed to the decrease in net income.

Adjusted EBITDA1 increased 29%, or $180.4 million, to $809.1 million, due to an increase of $75.1 million at UFC and the contribution of $163.0 million of Adjusted EBITDA at WWE associated with the period from September 12, 2023 through December 31, 2023, partially offset by an increase of $57.7 million in corporate expenses.

Cash flows generated by operating activities were $468.4 million, a decrease of $33.3 million from $501.7 million, primarily due to lower net income.

Free Cash Flow2 was $419.8 million, a decrease of $69.5 million from $489.3 million, primarily due to the decrease in cash flows generated by operating activities and an increase in capital expenditures, which was primarily related to WWE’s new headquarter facility.

Cash and cash equivalents were $235.8 million as of December 31, 2023. Gross debt was $2.761 billion as of December 31, 2023.

Results by Operating Segment3

The schedule below reflects TKO’s performance by operating segment:

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2023	2022	2023	2022
Revenue:
UFC	$282.8	$271.7	$1,292.2	$1,140.1
WWE	331.2	—	382.8	—
Total Revenue	$614.0	$271.7	$1,675.0	$1,140.1

Adjusted EBITDA:
UFC	$142.9	$154.1	$755.7	$680.6
WWE	141.0	—	163.0	—
Corporate	(60.7)	(13.4)	(109.6)	(51.9)
Total Adjusted EBITDA	$223.2	$140.7	$809.1	$628.7

UFC

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2023	2022	2023	2022
UFC Revenue:
Media Rights & Content	$168.1	$172.9	$870.6	$794.4
Live Events	52.3	45.5	167.9	125.3
Sponsorship	48.3	39.9	196.3	166.8
Consumer Products	14.1	13.4	57.4	53.6
Total Revenue	$282.8	$271.7	$1,292.2	$1,140.1

Full Year 2023

Revenue increased 13%, or $152.1 million, to $1.3 billion, primarily driven by a $76.2 million increase in media rights and content fees, a $42.6 million increase in live events revenue and a $29.5 million increase in sponsorship revenue. The increase in media rights and content fees was primarily related to higher domestic and international rights fees resulting from increases in contractual revenues, higher fees associated with international renewals and one additional pay-per-view event in 2023 as compared to the prior year period. The increase in live events revenue was primarily related to 5 additional events with a live audience (26 in 2023 as compared to 21 in the prior year) and higher site fees. The increase in sponsorship revenue was primarily related to new sponsors and increases in fees from renewals.

Adjusted EBITDA increased 11%, or $75.1 million, to $755.7 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. The increase in expenses primarily reflected an increase of $57.8 million in direct operating costs. The increase in direct operating costs was primarily due to an increase of $45.7 million in athlete costs from different matchups as well as higher production costs associated with having one additional pay-per-view event and five additional international events as compared to the prior year. Marketing and venue costs also increased due to five additional events with live audiences in 2023. Selling, general and administrative expenses increased by

$16.9 million, primarily driven by higher personnel costs from greater headcount and increased travel and other expenses associated with the additional pay-per-view event and international events.

Adjusted EBITDA margin decreased to 58% from 60%.

WWE

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2023	2022	2023	2022
WWE Revenue:
Media Rights & Content	$212.2	$—	$249.5	$—
Live Events	82.3	—	87.7	—
Sponsorship	15.4	—	18.0	—
Consumer Products	21.3	—	27.6	—
Total Revenue	$331.2	$—	$382.8	$—

Full Year 2023

Revenue was $382.8 million for the period from September 12, 2023 through December 31, 2023.

Including WWE activity for the periods from January 1, 2023 through September 11, 2023 and for the full year 2022, WWE combined revenue3 was $1.326 billion, as compared to $1.292 billion for the period from January 1, 2022 through December 31, 2022. The increase of 3%, or $34 million, was primarily due to an increase in live events revenue, an increase in media rights and content revenue and an increase in sponsorship revenue partially offset by a decrease in consumer products licensing revenue. The increase in live events revenue was primarily related to an increase in domestic and international ticket sales. The increase in media rights and content fees was primarily related to the contractual escalation of media rights fees for WWE’s flagship weekly programming, Raw and SmackDown, and premium live events, which more than offset a decline in third-party original programming due to the timing of delivery. The decline in consumer products licensing revenue was due to the previously disclosed transition of our digital retail platform and venue merchandise business to Fanatics as well as a decrease in collectibles revenue.

Adjusted EBITDA was $163.0 million for the period from September 12, 2023 through December 31, 2023.

Including WWE activity for the periods from January 1, 2023 through September 11, 2023 and for the full year 2022, WWE combined Adjusted EBITDA3 was $533.1 million, as compared to $512.5 million for the period from January 1, 2022 through December 31, 2022. The increase of 4%, or $20.6 million, was primarily due to the increase in revenue (as described above) partially offset by an increase in expenses. The increase in expenses primarily reflected an increase in content creation costs partially offset by lower expenses related to the timing of third-party original programming and the transition of our digital retail platform and venue merchandise business to Fanatics.

Adjusted EBITDA margin was 43% for the period from September 12, 2023 through December 31, 2023. Including WWE activity for the periods from January 1, 2023 through September 11, 2023 and for full year 2022, WWE combined Adjusted EBITDA margin3 was flat at 40% in both 2023 and 2022.

Corporate

Full Year 2023

Corporate Adjusted EBITDA was a loss of $109.6 million, as compared to a loss of $51.9 million in the prior year period.

Including WWE activity for the periods from January 1, 2023 through September 11, 2023 and for full year 2022, Corporate combined Adjusted EBITDA3 was a loss of $196.3 million, as compared to a loss of $179.8 million for the period from January 1, 2022 through December 31, 2022. The decrease of $16.5 million was primarily due to an increase in personnel costs, including TKO executive compensation, and other general and administrative expenses, including public company expenses, following the formation of TKO in September 2023. The decrease also reflected an increase in service fees paid to Endeavor under the Company’s Services Agreement. These increases more than offset savings associated with restructuring activities following the formation of TKO.

Full Year 2024 Guidance

For the full year 2024, the Company is targeting revenue of $2.575 billion - $2.650 billion and Adjusted EBITDA of $1.150 billion - $1.170 billion. The Company is also targeting full year 2024 Free Cash Flow Conversion in excess of 50%.

Management will provide more detail including key assumptions related to 2024 guidance on today’s earnings call.

TKO Transaction

As previously disclosed, on September 12, 2023, Endeavor Group Holdings Inc. (“Endeavor”) and World Wrestling Entertainment, LLC (“WWE”) closed the transaction to combine the Ultimate Fighting Championship (“UFC”) and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. (“TKO”). For the twelve months ended December 31, 2023, the Company’s consolidated pre-tax results included $83.8 million of merger and acquisition related costs. For the twelve months ended December 31, 2023, the Company’s consolidated pre-tax results also included $41.4 million (inclusive of $19.9 million of equity-based compensation expense) of restructuring, severance and impairment costs resulting from the Company’s cost reduction program, which was implemented to realize synergy opportunities and integrate the combined operations of WWE and UFC.

Other Matters

For the twelve-month period ended December 31, 2023, the Company’s consolidated pre-tax results included $34.2 million in costs related to certain litigation matters at UFC and WWE, including the impact of a $20.0 million charge related to the settlement of an antitrust lawsuit at WWE. A reconciliation of Net Income to Adjusted EBITDA for the three and twelve-month periods ended December 31, 2023 and 2022 can be found in the supplemental schedule on page 14 of this release.

Notes

(1)

The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 7. A reconciliation of Net Income to Adjusted EBITDA for the three and twelve-month periods ended December 31, 2023 and 2022 can be found in the Supplemental Information in this release on page 14.

(2)

The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 7. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and twelve-month periods ended December 31, 2023 and 2022 can be found in the Supplemental Information in this release on page 15.

(3)	An explanation of the basis of presentation can be found in this release on page 8.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion Rate. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Revenue.

TKO management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improves comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Adjusted EBITDA and Free Cash Flow, the amounts of which, could be material.

Basis of Presentation

As a result of the timing of the consummation of the business combination on September 12, 2023, TKO’s consolidated financial information presented herein include UFC’s results for the three and twelve months ended December 31, 2023 and 2022, and only includes WWE’s results for the period from September 12, 2023 through December 31, 2023 following the closing of the transaction.

Information in this release includes results for the WWE segment and Corporate on a combined basis to include periods prior to the business combination. Information presented on a combined basis does not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2022.

Effective September 12, 2023, the Company operates its business under two reportable segments, UFC and WWE. The UFC segment consists entirely of the operations of the Company’s UFC business which was the sole reportable segment prior to the acquisition of WWE, while the WWE segment consists entirely of the operations of the WWE business acquired on September 12, 2023. In addition, it reports results for the “Corporate” group, which incurs expenses that are not allocated to the business segments. The Corporate group consists of general and administrative expenses that relate largely to corporate activities, including information technology, facilities, legal, human resources finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support both reportable segments. Corporate expenses also include service fees paid by the Company to Endeavor under the Services Agreement. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on February 27, 2024, to discuss its full year 2023 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 436087).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on February 27, 2024, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company that comprises UFC, the world’s premier mixed martial arts organization, and WWE, an integrated media organization and the recognized global leader in sports entertainment. Together, our organizations reach more than 1 billion households in approximately 170 countries, and we organize more than 350 live events year-round, attracting over one million fans. TKO is majority owned by Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO, UFC and WWE when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding TKO’s business strategy and plans, financial condition, and anticipated financial or operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; financial risks with owning and managing events for which TKO sells media and sponsorship rights, ticketing and hospitality; risks related to the integration and realization of the expected benefits of the business combination of UFC and WWE; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s final prospectus on Form 424(b)(3) filed with the United States Securities and Exchange Commission (the “SEC”) on September 19, 2023, as any such factors may be updated from time to time in TKO’s other filings with the SEC, including, without limitation, TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 to be filed by TKO, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue	$614.0	$271.7	$1,675.0	$1,140.1
Operating expenses:
Direct operating costs	212.3	82.1	514.6	325.6
Selling, general and administrative expenses	236.1	54.4	549.1	210.1
Depreciation and amortization	102.7	15.0	164.6	60.0
Total operating expenses	551.1	151.5	1,228.3	595.7
Operating income	62.9	120.2	446.7	544.4
Other expenses:
Interest expense, net	(66.6)	(48.8)	(239.0)	(139.6)
Other (expense) income, net	1.4	(0.9)	(0.2)	(1.3)
(Loss) income before income taxes and equity losses of affiliates	(2.3)	70.5	207.5	403.5
Provision for income taxes	13.8	1.8	31.5	14.3
(Loss) income before equity losses of affiliates	(16.1)	68.7	176.0	389.2
Equity losses of affiliates, net of tax	—	0.2	0.3	0.2
Net (loss) income	(16.1)	68.5	175.7	389.0
Less: Net (loss) income attributable to non-controlling interests	(10.8)	0.1	(32.5)	1.7
Less: Net income attributable to TKO Operating Company, LLC prior to the Transactions	8.0	68.4	243.4	387.3
Net loss attributable to TKO Group Holdings, Inc.	$(13.3)	$—	$(35.2)	$—

Basic and diluted net loss per share of Class A common stock	$(0.16)	N/A	$(0.43)	N/A

Weighted average number of common shares used in computing basic and diluted net loss per share	82,735,036	N/A	82,808,019	N/A

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$235.8	$180.6
Accounts receivable, net	135.4	45.4
Other current assets	121.2	42.3
Total current assets	492.4	268.3
Property, buildings and equipment, net	608.4	175.0
Intangible assets, net	3,563.7	475.8
Finance lease right-of-use assets, net	255.7	—
Operating lease right-of-use assets, net	35.5	23.3
Goodwill	7,666.5	2,602.6
Investments	16.4	5.4
Other assets	52.1	30.3
Total assets	$12,690.7	$3,580.7
Liabilities, Non-controlling Interests and Stockholders'/Members' Equity
Current liabilities:
Accounts payable	$42.0	$16.9
Accrued liabilities	267.4	108.2
Current portion of long-term debt	22.4	22.7
Current portion of finance lease liabilities	8.1	—
Current portion of operating lease liabilities	4.2	1.8
Deferred revenue	119.0	71.6
Other current liabilities	9.0	9.0
Total current liabilities	472.1	230.2
Long-term debt	2,713.9	2,736.3
Long-term finance lease liabilities	245.3	—
Long-term operating lease liabilities	32.9	22.6
Deferred tax liabilities	372.9	—
Other non-current liabilities	3.0	12.8
Total liabilities	3,840.1	3,001.9
Commitments and contingencies
Redeemable non-controlling interests	11.6	9.9
Stockholders'/Members' equity:
Class A common stock	—	—
Class B common stock	—	—
Members capital	—	568.1
Additional paid-in capital	4,244.5	—
Accumulated other comprehensive (loss) income	(0.3)	0.8
Accumulated deficit	(135.2)	—
Total TKO Group Holdings, Inc. stockholders’/members' equity	4,109.0	568.9
Nonredeemable non-controlling interests	4,730.0	—
Total stockholders'/members' equity	8,839.0	568.9
Total liabilities, nonredeemable non-controlling interests and stockholders'/members' equity	$12,690.7	$3,580.7

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Twelve Months Ended
	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$175.7	$389.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	164.6	60.0
Amortization and impairments of content costs	23.8	14.5
Amortization of original issue discount and deferred financing cost	10.6	10.6
Equity-based compensation	57.1	23.7
Income taxes	6.8	2.3
Equity losses of affiliates	0.3	0.2
Net provision for allowance for doubtful accounts	0.2	3.3
Other, net	1.3	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	15.1	(26.4)
Other current assets	11.6	10.0
Other noncurrent assets	(17.1)	(16.7)
Accounts payable and accrued liabilities	38.2	19.7
Deferred revenue	(17.2)	10.7
Other liabilities	(2.6)	0.8
Net cash provided by operating activities	468.4	501.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(48.6)	(12.4)
Investment in affiliates, net	0.7	(0.8)
Cash acquired from WWE	381.2	—
Payment of deferred consideration in the form of a dividend to former WWE shareholders	(321.0)	—
Net cash provided by (used in) investing activities	12.3	(13.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	100.0	—
Repayment of long-term debt	(133.4)	(82.6)
Repurchase of Class A common stock	(100.0)	—
Redemption of profit units	—	(2.9)
Payments for financing costs	(0.3)	—
Distributions to members	(296.6)	(1,095.9)
Proceeds from principal shareholder contributions	5.8	—
Net cash used in financing activities	(424.5)	(1,181.4)

Effects of exchange rate movements on cash	(1.0)	(1.2)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	55.2	(694.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	180.6	874.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$235.8	$180.6
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$226.5	$118.3
Cash payments for income taxes	$23.2	$14.8
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Purchases of property and equipment recorded in accrued expenses and accounts payable	$22.8	$3.8
Acquisition of WWE, net of deferred considerations	$8,111.1	$—
Accretion of redeemable non-controlling interests	$—	$(1.5)
Capital contribution from parent for equity-based compensation	$18.6	$23.7
Principal stockholder contributions	$9.0	$—
Convertible notes exchanged for common stock	$4.2	$—

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net (loss) income	$(16.1)	$68.5	$175.7	$389.0
Provision for income taxes	13.8	1.8	31.5	14.3
Interest expense, net	66.6	48.8	239.0	139.6
Depreciation and amortization	102.7	15.0	164.6	60.0
Equity-based compensation expense (1)	21.0	5.6	57.1	23.7
Merger and acquisition costs (2)	1.3	—	83.8	—
Certain legal costs (3)	27.4	0.2	34.2	0.8
Restructuring, severance and impairment (4)	6.4	—	21.5	—
Other adjustments (5)	0.1	0.8	1.7	1.3
Total Adjusted EBITDA	$223.2	$140.7	$809.1	$628.7
Net (loss) income margin	(3)%	25%	10%	34%
Adjusted EBITDA margin	36%	52%	48%	55%

(1)

Equity-based compensation represents primarily non-cash compensation expense for awards issued under Endeavor’s 2021 Plan subsequent to its April 28, 2021 IPO, for the Replacement Awards and for awards issued under the 2023 Incentive Award Plan. For the three and twelve months ended December 31, 2023, equity-based compensation includes $3.4 million and $19.9 million, respectively, of expense associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate.

(2)	Includes certain costs of professional fees and bonuses related to the TKO transaction and payable contingent on the closing of the TKO transaction.
(3)

Includes costs related to certain litigation matters including antitrust matters for UFC and WWE, matters where Vincent K. McMahon has agreed to make future payments to certain counterparties personally and, for the three and twelve months ended December 31, 2023, the settlement of a WWE antitrust matter for $20.0 million.

(4)

For the three and twelve months ended December 31, 2023 includes costs resulting from the Company’s cost reduction program. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 17, Restructuring Charges, of its Form 10-K for the year ended December 31, 2023.

(5)

For the three and twelve months ended December 31, 2023, other adjustments was comprised primarily of losses of $1.4 million and $1.4 million, respectively, on the disposal of assets as well as gains of $0.5 million and losses of $1.1 million, respectively, on foreign exchange transactions. For the three and twelve months ended December 31, 2022, other adjustments was comprised primarily of losses of $0.9 million and $1.3 million, respectively, on foreign exchange transactions.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$220.7	$124.9	$468.4	$501.7
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets (1)	(36.0)	(2.9)	(48.6)	(12.4)
Free Cash Flow	$184.7	$122.0	$419.8	$489.3

(1)

Purchases of property, buildings and equipment and other assets includes approximately $24.9 million and $25.1 million of capital expenditures related to WWE’s new headquarter facility for the three and twelve months ended December 31, 2023, respectively.